Exhibit (g)(vi) under Form N-1A
                                       Exhibit 10 under Item 601/Reg. S-K

                              SUB-CUSTODY AGREEMENT


The Huntington National Bank (the "Custodian"), PFPC Trust Company (the "Sub-Custodian") and The Huntington Funds (the "Fund") on behalf of its portfolios which are covered by the Lending Agency Agreement (as defined below) (each such portfolio, a "Portfolio") are entering into this Agreement as of February 1, 2006.

WHEREAS, the Custodian serves as custodian for the Portfolios pursuant to the Custodian Contract between the Custodian and the Fund dated January 27, 1993 (as amended or amended and restated from time to time) (the "Custodian Agreement"); and

WHEREAS, the Sub-Custodian serves as the securities lending agent for the Portfolios pursuant to the Securities Lending Customer Agreement between the Sub-Custodian and the Fund dated February 1, 2006 (as amended or amended and restated from time to time) (the "Lending Agency Agreement"), and in that capacity, among other things, maintains and carries out certain other activities with respect to the assets which are received as collateral with respect to the Portfolios' securities loans (such assets, including as the same may be invested or reinvested, and all income or other distributions or proceeds received with respect to such assets and with respect to any investments into which such assets may be invested or reinvested, collectively the "Collateral");

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. The Custodian and the Fund hereby appoint the Sub-Custodian as a sub-custodian for the sole and limited purpose of providing custody for the Collateral and for collateral relating to transactions regarding the Collateral.

2. The Sub-Custodian will set up a separate account (each an "Account") on its books and records with respect to each separate Portfolio, and will reflect in the applicable Account the Collateral relating to the applicable Portfolio.

3. The Sub-Custodian is authorized to take such actions relating to the Collateral as are contemplated in (and in accordance with)
      the Lending Agency Agreement or approved by the Fund. The Sub-Custodian shall comply with the instructions of the Custodian with respect to the Collateral to the extent such instructions are not inconsistent with the Lending Agency Agreement. The Sub-Custodian will credit to the applicable Account any income or other distributions or proceeds received by it with respect to the Collateral in that Account.

4. The Sub-Custodian will provide to the Custodian such reports regarding the Collateral as the Custodian may reasonably request, including without limitation a monthly reconciliation report that will reconcile the Collateral in an Account with the securities that are on loan with respect to the Portfolio to which such Account relates.

5. The Sub-Custodian shall only utilize a sub-custodian that is itself qualified under the Investment Company Act of 1940 to act as a custodian and will inform the Custodian of such sub-custodian. To the extent that an affiliate of the Sub-Custodian acts as a sub-custodian, the Sub-Custodian agrees to be responsible for the activities of the affiliated sub-custodian to the same extent it is responsible to the Fund for its own activities hereunder. The Sub-Custodian's sole liability for the acts or omissions of any other sub-custodian, however, shall be limited to liability arising from the Sub-Custodian's failure to use reasonable care in the selection of such non-affiliated sub-custodian. For the avoidance of doubt, the Sub-Custodian acknowledges that its use of non-affiliated sub-custodians shall be limited to tri-party repurchase agreement sub-custodians unless otherwise authorized in writing by the Fund. The Sub-Custodian may also utilize depositories and clearing agencies. Any assets that the Sub-Custodian maintains pursuant to this Agreement at a depository or clearing agency shall (to the extent consistent with applicable law and standard market practice) at all times be segregated from any assets controlled by the Sub-Custodian in other than a fiduciary or custodian capacity.

6. The Custodian shall have no responsibility to review or consider the terms or conditions of the Lending Agency Agreement, and shall be entitled to rely on the Fund with respect to the appropriateness of those terms and conditions.

7. The Sub-Custodian's duties hereunder shall be only as set forth herein. The Sub-Custodian shall be liable to the Fund for any damages incurred by a Portfolio with respect to the activities to be performed by the Sub-Custodian under this Agreement that are the result of the Sub-Custodian's failure to comply with the standard of care set forth in the Lending Agency Agreement (subject to such limits on liability as are set forth in the
      Lending Agency Agreement). The Fund shall indemnify the Sub-Custodian with respect to damages to which the Sub-Custodian may be subject in connection with the relationship set forth in this Agreement on the same terms as the Fund on behalf of a Portfolio provides indemnification to the Sub-Custodian with respect to damages to which the Sub-Custodian may be subject in connection with the relationship set forth in the Lending Agency Agreement. The Sub-Custodian shall not be liable to the
      Custodian for any damages or expenses that the Custodian may incur in connection with this Agreement.

8. The Sub-Custodian represents and warrants that it is authorized to act as a custodian for registered investment company assets under the Investment Company Act of 1940.

9. The Custodian shall not be responsible for any action or inaction on the part of the Sub-Custodian or for any sub-custodian, depository or clearing agency utilized by the Sub-Custodian. The Fund shall indemnify the Custodian with respect to damages to which the Custodian may be subject in connection with the relationship set forth in this Agreement on the same terms as the Fund on behalf of a Portfolio provides indemnification to the Custodian with respect to damages to which the Custodian may be subject in connection with the relationship set forth in the Custodian Agreement.

10. Any assignment of this Agreement by the Sub-Custodian requires the written consent of the Fund and the Custodian.

11. This Agreement may be amended only by an instrument in writing signed by the parties.

12. Any party may terminate this Agreement on written notice to the other parties. The terms of Sections 5, 6, 7 and 9 of this Agreement shall survive termination of this Agreement.

13. The parties agree that the terms of this Agreement are applicable only with respect to the limited purposes set forth herein.

14.   This Agreement shall be governed by Delaware law.




THE HUNTINGTON NATIONAL BANK        PFPC TRUST COMPANY

By:  /s/ Alexandria B. Caravetta          By:  /s/ Sam Sparhawk
   ---------------------------------         ---------------------------
Title:  Vice President                    Title:  Senior Vice President


THE HUNTINGTON FUNDS

By:  /s/ George M. Polatas
   ---------------------------------
Title:  Vice President